Exhibit 1.6
===========

                         LIMITED PARTNERSHIP AGREEMENT

THIS AGREEMENT is dated effective December 31, 2003

AMONG:

        DYNAMOTIVE CANADA INC.
        (the "General Partner")

AND:

        Such Persons who shall hereinafter subscribe for Partnership interests in the Partnership as provided for in this Agreement (or any assignee or transferee of such Person or any Limited Partner) and who is admitted as a Limited Partner and agrees in writing to be bound by this Agreement

        (who are collectively called "Limited Partners"; individually, a "Limited Partner").

THE PARTIES to this Agreement agree as follows:


                                        PART 1

                                      DEFINITIONS

Definitions

1.1     In this Agreement:

    (a) Affiliate of a particular Person means:

        (i) an associate of such Person (except a Person, in his capacity as limited partner, who is a limited partner in a partnership in which such Person is a partner) or a Person who is affiliated with the first mentioned Person within the meaning of those terms under the Ontario Business Corporations Act in effect on the date of this Agreement;

        (ii) a Person affiliated with another Person within the meaning of the Securities Act; and

        (iii) a director or a senior officer of such Person or of any Person who is an affiliate or associate under S(i) and S(i);

    (b) Capital, at any time, means, with reference to a Partner, the amount paid in cash or the agreed value of property or services contributed by such Partner (or any predecessor in interest of such Partner) to the capital of the Partnership in respect of the Units held by such Partner (in the case of a Limited Partner) or the partnership interest as otherwise described of such Partner (in the case of the General Partner), less the amount of cash or the agreed value of property which has been returned to such Partner (or any predecessor in interest of such Partner)

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    out of the capital of the Partnership pursuant to the provisions hereof in respect of such Units or such partnership interest as otherwise described, as the case may be, at or before such time and, with reference to the Partnership, means the aggregate Capital of the Limited Partners and of the General Partner;

    (c) Certificate means the certificate filed under the Limited Partnership Act, by which the Partnership was formed pursuant to the Limited Partnership Act, and all amendments to the Certificate;

    (d) Class means either the Class A Units or the Class B Units as the context required;

    (e) Class A Unit Subscription Price means $100 per Class A Unit;

    (f) Class B Unit Subscription Price means $0.01 per Class B Unit;

    (g) Class A Units means the Class A Units as established in S6.1;

    (h) Class B Units means the Class B Units as established in S6.1;

    (i) Closing Date means the date determined by the General Partner for the completion of the purchase and sale of Units;

    (j) Commissioned means the operation of the Project at 75% of its rated capacity for 5 out of 5 consecutive days;

    (k) Distributable Cash has the meaning provided for in S10.5;

    (l) Distribution, distributed and like words refer to amounts paid or other property distributed to Partners in accordance with their respective rights pursuant to this Agreement, and, for greater certainty, do not include any amount paid by the Partnership to a Partner in any other capacity;

    (m) Fiscal Period means the fiscal period of the Partnership established pursuant to S2.6;

    (n) General Partner means Dynamotive Canada Inc. or any Person admitted to the Partnership as a successor to any General Partner;

    (o) General Partner's Advance Account has the meaning assigned in S11.8;

    (p) Holder means in respect of a Unit, the Person who is shown on the Register as the holder of such Unit at such time;

    (q) Income Tax Act means the Income Tax Act, R.S.C. 1985 c.1 (5th Supp.), as amended;

    (r) Limited Partner means a holder of Class A Units or Class B Units;

    (s) Limited Partnership Act means the Limited Partnership Act, R.S.O. 1990, C.L. 16, as amended;

    (t) Net Asset Value means the net asset value of the Partnership on a particular date calculated by subtracting the total liabilities of the Partnership from the total assets of the Partnership on that date, such calculations to be made on the basis of generally accepted accounting principles consistently applied; and, for the purpose of determining the Net


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    Asset Value, cash and cash equivalents will be valued at current market price or value, and unrealized gains or losses on open positions in futures contracts, forward contracts, options on futures and cash currency transactions will be valued at current market value based on the settlement price for that position on the exchange or market on which the transaction is effected, or if there is no settlement price, on the most current closing quotation determined by the General Partner (or its agent);

    (u) Net Income or Net Loss, for any Fiscal Period, means, respectively, the net income (including capital gain) or net loss (including capital loss) of the Partnership, as determined by the General Partner in accordance with generally accepted accounting principles consistently applied and recorded in the accounts of the Partnership;

    (v) Ordinary Resolution means:

        (i) a resolution passed by Limited Partners holding, in the aggregate, not less than a simple majority of the aggregate number of Units held by those Limited Partners who being entitled to do so with respect to such resolution, vote in person or by proxy at a duly convened meeting of Partners, or any adjournment thereof, called in accordance with this Agreement; or

        (ii) a written resolution in one or more counterparts consented to in writing by Limited Partners holding, in the aggregate, not less than a simple majority of the aggregate number of Units held by those Limited Partners who are entitled to vote on the resolution;

    (w) Partner means the General Partner or any Limited Partner;

    (x) Partnership means the limited partnership formed pursuant to the Limited Partnership Act and this Agreement under the name "West Lorne BioOil Co-Generation Limited Partnership";

    (y) Person means an individual, corporation, body corporate, partnership, joint venture, association, syndicate, trust or unincorporated organization, or any trustee, executor, administrator or other legal representative;

    (z) Preferred Return in respect of a Class A Unit has the meaning set out in S10.6;

    (aa) Prime Rate means the annual rate of interest announced from time to time by the General Partner's Canadian chartered bank as a reference rate then in effect for determining interest rates on Canadian dollar commercial loans in Toronto, Ontario;

    (bb) Project means the West Lorne Bio-Oil Co-Generation project in West Lorne, Ontario which is the subject of a Consortium Master Agreement to which this Agreement is a schedule as defined in the UMA engineering report dated June 10,2003;

    (cc) Register means the register of Limited Partners maintained by the Partnership;

    (dd) Securities Act means The Securities Act (Ontario);

    (ee) Special Resolution means a resolution:


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        (i) a resolution passed by Limited Partners holding, in the aggregate, not less than 90% of the aggregate number of Units held by those Limited Partners who, being entitled to do so with respect to such resolution, vote in person or by proxy at a duly convened meeting of Partners, or any adjournment thereof, called in accordance with this Agreement; or

        (ii) a written resolution in one or more counterparts consented to in writing by Limited Partners holding, in the aggregate, not less than 90% of the aggregate number of Units held by those Limited Partners who are entitled to vote on the resolution;

    (ff) Subscription Price means, in respect of a Unit, the amount to be contributed to the capital of the Partnership as a consideration for the issue of that Unit as determined by this Agreement and which is $100 per Class A Unit and $.01 per Class B Unit unless and until otherwise determined by Special Resolution;

    (gg) Tax Income or Tax Loss, in respect of any Fiscal Period, means, respectively, the income or loss of the Partnership for such period (including the taxable capital gains and allowable capital losses, as determined in accordance with the Income Tax Act;

    (hh) Unit means a Class A Unit, a Class B Unit or both, as the context requires.

Interpretation

1.2 For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

    (a) this "Agreement" or "Limited Partnership Agreement" means this Agreement of Limited Partnership as it may from time to time be supplemented, amended or restated, and includes the Schedules attached hereto;

    (b) all references in this Agreement to designated "Parts", S, "Schedules" and other subdivisions are to the designated Parts, S, Schedules and other subdivisions of this Agreement;

    (c)the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Part, S, Schedule or other subdivision of this Agreement;

    (d) the table of contents and headings are for convenience only and do not form a part of this Agreement, nor are they intended to interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions;

    (e) a general statement, term or matter when followed by the word "including", shall not be construed as limited to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not language such as "without limitation, or "but not limited to" or words of similar import are used with reference thereto, but rather the general statement, term or matter shall be deemed to refer to all items and matters that could reasonably fall within the broadest possible scope of such general statement, term or matter;

    (f) all accounting terms not otherwise defined herein have the meanings assigned to them, and all calculations to be made hereunder are to be made, in accordance with generally accepted accounting principles applicable to the undertaking of the Partnership;


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    (g) any reference to a statute shall include and shall, unless otherwise set out herein, be deemed to be a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superseding such statute or such regulations;

    (h) any reference to a Person shall include and shall be deemed to be a reference to any Person that is a successor to such Person;

    (i) any reference to "approval", "authorization" or "consent" of the General Partner means the written approval, written authorization or written consent of the General Partner;

    (j) words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa and, where applicable, a corporation; and

    (k) references to sums of money are references to lawful money of Canada.

Schedules


1.3 The following are the Schedules to this Agreement:

    Schedule 1  -  Subscription for Class A Units and Power of Attorney

    Schedule 2  -  Accounting Procedures

    Schedule 3  -  Persons Entitled to Subscribe for Class B Units


                                   PART 2


                         FORMATION OF THE PARTNERSHIP

Formation

2.1 The Partnership will be effective as a general partnership from and after the date of this Agreement, and will be effective as a limited partnership from the date that the Certificate is filed with the Registrar of Companies in accordance with the Limited Partnership Act.

Name

2.2 The name of the Partnership is "West Lorne BioOil Co-Generation Limited Partnership" or such other name as the General Partner may determine from time to time.

Nature of Business

2.3 The business of the Partnership is developing the Project and businesses ancillary thereto with a view to making a profit from such business and may carry on any business and exercise all powers ancillary and incidental thereto or in furtherance thereof.


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Restriction on Business

2.4 The Partnership will not carry on any business other than the business referred to in S2.3 and any business which is incidental to it, and the Partnership will not invest any of its funds except as provided for in this Agreement.

Registered Office and Principal Place of Business

2.5 The registered office of the Partnership is Suite 2500 - 181 Bay Street, BCE Place, Toronto, Ontario, M5J 2T7, but the General Partner may change the registered office of the Partnership to another place situated in Canada upon giving notice of the change to all Limited Partners. The Partnership will have its principal place of business at the Project.

Fiscal Period

2.6 The General Partner will be entitled to determine from time to time the Fiscal Period for the Partnership, which shall be determined in accordance with Canadian income tax and fiscal legislation.

Filing of Certificate

2.7 The General Partner will execute and file the Certificate, and any amendment thereto, from time to time when required under the Limited Partnership Act, and any other certificate, document or instrument required under the laws of Ontario. The General Partner, and each Limited Partner at the request of the General Partner, will execute and deliver as promptly as possible any document that may be necessary or desirable to comply with any law or regulation of the Province of Ontario or any other jurisdiction for the continuation, good standing and business of the Partnership. The General Partner will take all necessary action on the basis of information available to it in order to maintain the status of the Partnership as a limited partnership.



                                   PART 3


                      REPRESENTATIONS, WARRANTIES AND COVENANTS

Status of General Partner

3.1  The General Partner warrants and represents that:

     (a) it is and will continue to be a valid and subsisting corporation under the laws of Canada or such other jurisdiction under which the General Partner may continue or under which a successor to the General Partner may be incorporated, amalgamated or continued, and is and will continue to be qualified to carry on business in, and to be a valid and subsisting corporation under, the laws of Canada and such other jurisdiction in which such qualification may be necessary;

     (b) it has and will continue to have the legal capacity and authority to act as the General Partner under the laws of Ontario and to perform its obligations under this Agreement and that such obligations do not and will not conflict with or constitute a default under its constating documents, any law or any agreement by which it is bound; and



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    (c)  it will exercise its powers under this Agreement in pursuance of the business of the Partnership and shall devote the time and effort to the conduct of the affairs of the Partnership that may be reasonably required for the proper management of the affairs of the Partnership; and

    (d) it holds and will maintain the registrations, licenses and permits necessary to conduct its business and the Project and the business of the Partnership in all jurisdictions where its activities as General Partner require such registration and licensing.

Status of Each Limited Partner

3.2 Each Limited Partner represents and warrants to and covenants with each other Partner that such Limited Partner:

    (a) is, and while a Holder will continue to be, a "resident" of Canada within the meaning of the Income Tax Act;

    (b) has and will continue to have the capacity and competence to enter into and be bound by this Agreement; and

    (c) will, at the request of the General Partner, from time to time, provide such evidence of compliance with such representations, warranties and covenants as the General Partner may require.

Effective Date and Term of Representations

3.3 Each party hereto warrants that the representations made by that party in this Part will be valid at the time of the execution of this Agreement by that party and will continue to be true until that party ceases to be a Partner.


                                   PART 4

                FUNCTIONS, POWERS AND RESTRICTIONS OF THE PARTNERS

Restrictions on the Authority of Limited Partners

4.1 No Limited Partner in such Limited Partner's capacity as a Limited Partner will or will be entitled to:

    (a) take part in the control or management of the business of the Partnership;

    (b) execute any document which binds or purports to bind the Partnership or any other Partner as such;

    (c) purport to have the power or authority to bind the Partnership or any other Partner as such;

    (d) have any authority to undertake any obligation or responsibility on behalf of the Partnership;



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    (e)  bring any action against any property of the Partnership, whether real or personal, or file or register, or permit any lien or charge to be filed or registered or remain undischarged, against any property of the Partnership in respect of the interest of such Partner in the Partnership; or

    (f) compel a partition, judicial or otherwise, of any of the property of the Partnership or require any of the property of the Partnership to be distributed to the Partners in kind.

Limited Partner May Compete

4.2 A Limited Partner who participates or holds an interest in any other business, venture, investment or activity similar to or competitive with the business of the Partnership is not liable to account to the Partnership or any Partner for profits made from that business, venture, investment or other activity.

Functions and Powers of the General Partner

4.3 The General Partner has all the rights and powers vested in a general partner by the Limited Partnership Act, and in accordance with the terms of this Agreement, the General Partner has exclusive authority to bind, make all business decisions of, and manage the operations and affairs of the Partnership.

Business Opportunities


4.4 The General Partner or any Affiliate of the General Partner, may acquire any property or pursue or engage in any other business or investment opportunity for its own account and is not required to offer such property or business opportunity to the Partnership.

No Breach of Fiduciary Duties

4.5 The pursuit or acquisition of any such property or business or investment opportunity by the General Partner or any of its Affiliates, on its own account even if competitive with the business of the Partnership, will not be in breach of any fiduciary duties owed by the General Partner or an Affiliate of the Limited Partners.

Limitations on the Authority of the General Partner

4.6 Notwithstanding S4.3 and Part 11, the General Partner, without the written consent to the specific act by all the Limited Partners, has no authority to:

    (a) sell the undertaking of the Partnership or act so as to make it impossible to carry on the business of the Partnership, except as provided in Part 15;

    (b)  consent to a judgment against the Partnership;

    (c) possess or deal with any property, or right in the property of the Partnership, for a purpose other than a purpose of the Partnership; or

    (d) continue to act as General Partner after having become insolvent, bankrupt, or dissolved as a company.


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                                     PART 5


                           LIABILITIES OF THE PARTNERS

Limited Liability of Limited Partners

5.1 Subject to the provisions of the Limited Partnership Act, the liability of a Limited Partner for the debts, liabilities and obligations of the Partnership will be limited to the amount of the Capital for each Unit held by such Limited Partner and a Limited Partner will not be liable for any further claims, assessments or contributions to the Partnership except as provided herein and except that if a Limited Partner is also the General Partner it will be liable to third parties as such.

Unlimited Liability of General Partner for Debts

5.2 Except as provided in this Part, the General Partner will have unlimited liability for all debts and other liabilities and obligations of the Partnership.

Liability of General Partner to Limited Partners

5.3 The General Partner will be liable to and will indemnify and hold harmless a Limited Partner only where a loss, liability, expense or damage is suffered or incurred by that Limited Partner as a result of an act, omission or error in judgment by the General Partner that:

     (a) contravenes the duties of the General Partner set out in this Agreement; or

     (b)  results in the loss of limited liability by that Limited Partner.

Indemnity of Limited Partners

5.4 The General Partner will indemnify and hold harmless each present and former Limited Partner against all losses, costs, expenses, or damages resulting to that Limited Partner from the loss of limited liability, except to the extent the loss of limited liability is caused by an act or omission of the Limited Partner.


Indemnity of Partnership

5.5 The General Partner will indemnify and hold harmless the Partnership from all loss, liability, expense or damage suffered or incurred by the Partnership as a result of an act, omission or error in judgment of the General Partner that:

     (a) contravenes the duties of the General Partner described in this Agreement; or

     (b)  results in the loss of limited liability by a Limited Partner.

Indemnity of General Partner

5.6 If, and only if, the General Partner has acted as required by S11.5, the Partnership will indemnify and hold harmless the General Partner from any cost, damage, liability, expense or loss suffered or incurred by the General Partner resulting from or arising out of any act or omission of the General Partner on behalf of the Partnership or in furtherance of the business of the Partnership.


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Other Activities of Limited Partners

5.7 Notwithstanding anything herein to the contrary, no Limited Partner may do any act or purport to cause the Partnership to do any act which attempts to avoid or frustrate the payment of any fees or amounts to the General Partner and/or an Affiliate of the General Partner pursuant to any agreement or contract with the Partnership entered into in accordance with the terms of this Agreement.

Other Activities of General Partner

5.8 The General Partner, in acting as General Partner hereunder, will not be required to devote its efforts or that of any of its officers or employees exclusively to or for the benefit of the Partnership. The General Partner and its Affiliates may engage in or hold an interest in any other business, venture, investment and activity as they consider appropriate whether or not similar to or competitive with the business of the Partnership. Neither the Partnership nor any Partner will have any right by virtue of this Agreement or the partnership relationship with the General Partner created hereby, in or to such other businesses, ventures, investments or activities or to the income, proceeds or profits derived therefrom, and the pursuit of such other businesses, ventures, investments or activities, even if competitive with the business of the Partnership, will not be wrongful or improper. Neither the General Partner nor its Affiliates will be required to offer or make available to the Partnership any property or other business or investment opportunity which the General Partner or its Affiliates may determine to acquire or engage in for its separate account.

General Partner May Hold Units


The General Partner may subscribe for and acquire Units or purchase Units and will be entered on the Register as a Limited Partner in respect of the number of Units held by the General Partner from time to time and will be entitled to a Unit Certificate specifying such number of Units.


                                      PART 6


                                       UNITS
Number of Units

6.1 The interest in the Partnership of the Limited Partners will be divided into and represented by a maximum of 49,900 Class A Units and 30,000 Class B Units. No additional limited partner interests will be issued by the Partnership unless this Agreement is first appropriately amended by Special Resolution.

Rights and Restrictions

6.2 There will be attached to the Class A Units and the Class B Units the various rights and restrictions expressly set out in this Agreement. Except as set so set out, the Class A Units and the Class B Units shall rank equally in all respects.

Units are Personal Property

6.3 The interest in the Partnership of a Limited Partner represented by the number of Units held by him is personal property.


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Rights Between Limited Partners

6.4 No holder of Units of a Class shall, as such, be entitled to any privilege, priority, right, or preference over any other holder of Units of that Class.

No Fractional Units

6.5 No Unit may be divided or split into fractions, and the General Partner will not accept any subscription for, record any transfer or assignment of, or otherwise recognize any interest in less than a whole Unit, except as necessary to implement a subdivision of Units.

Additional Limited Partners

6.6 The General Partner is authorized, subject to the receipt of the subscription and power of attorney referred to in S7.5 and subject to the other terms and limits hereof, to admit, one or more Persons (the "Additional Limited Partners") to the Partnership as Limited Partners and will admit the Additional Limited Partners to the Partnership until all Units have been subscribed for. Upon the admission of such Additional Limited Partners, the General Partner will amend the Register by showing the name of each Additional Limited Partner, the residential address of Additional Limited Partner or, in the case of a corporation, an address of the corporation in Ontario (or elsewhere, provided local securities laws are complied with), and the amount of Capital contributed or agreed to be contributed, and will make such other filings and recordings as are required by law or this Agreement.



                                     PART 7


                                ISSUE OF UNITS

Offering of Class A Units

7.1 The General Partner may offer, issue and sell Class A Units by the General Partner at the Class A Unit Subscription Price. The General Partner may determine the terms and conditions of any such sale, and the General Partner may take all steps necessary to properly effect the sale of Class A Units, including preparing and filing such documents as may be necessary or desirable, paying the expenses of issue and contracting with any Person to sell the Units for a commission or fee. All things done by the General Partner in regard to the foregoing provisions of S7.1 before the execution of this Agreement are hereby ratified and confirmed.

Offering of Class B Units

7.2 The General Partner will offer Class B Units solely to those persons, and in those amounts, set out in Schedule 3 upon Commissionings at the Class.

Closings

7.3 Class A Units will be issued at one or more Closing Dates at such times as determined by the General Partner.


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Subscription Form

7.4 Subject as provided herein, a Person may subscribe for Class A Units or Class B Units by delivering to the General Partner or to such other Person at such address as the General Partner may prescribe, a subscription and power of attorney in the form attached hereto as Schedule A, or such other form as may be accepted by the General Partner, and such other instruments, including powers of attorney, as the General Partner may request, all of which are to be completed and executed in a manner acceptable to the General Partner.

Refusal of Subscriptions

7.5 The General Partner may, in its absolute discretion, refuse to accept a subscription for Class A Units made by any Person.

Refund on Refusal

7.6 The General Partner will refund to a Person from the funds of the Partnership the amount paid to it by that Person in respect of the Class A Unit Subscription Price if the General Partner refuses to accept the subscription.

Acceptance

7.7 The General Partner will be deemed to have accepted a subscription for Units if the General Partner forwards to the Person subscribing for Units a written acceptance of the subscription.

Admission to Partnership

7.8 A subscriber will be admitted to the Partnership as a Limited Partner upon written consent of the General Partner and upon acceptance of the subscription and payment of the Class A Unit Subscription Price or Class B Unit Subscription Price, as applicable, in full, and the General Partner will amend the Register by showing the name of such subscriber as a Limited Partner, the number and Class of Units held by the Limited Partner as a result of such subscription. The General Partner hereby acknowledges its intent to accept as Limited Partners the General Partner, Magellan Aerospace and Ontario Power Generation or any of their designated affiliates, subject to the Project agreements.

Issue Expenses

7.9 The General Partner will pay all reasonable costs, commissions, disbursements, fees, and expenses incurred in connection with the organization of the Partnership and any offering of Units (collectively "Organizational and Offering Costs") but the Partnership will reimburse the General Partner for such Organizational and Offering Costs out of the proceeds of any offering of Class A Units.

Authority to Deduct Offering Fee

7.10 The General Partner has the authority to deduct and retain for its own use such fees from the Subscription Price as may be permitted under applicable securities legislation policies provided that the amount and terms of payment of such fees are set out in the offering documents.


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Unit Certificates

7.11 Certificates representing the Units will be issued upon completion of a subscription and the General Partner will send to each Limited Partner within 30 days of the date a Unit is purchased or redeemed by such Limited Partner a confirmation in writing indicating the number of Units purchased or redeemed and the number of Units held together with the Unit certificate.


                                        PART 8


                                 TRANSFER OF UNITS

Transfer

8.1 Except as provided in this Agreement, a Unit may not be transferred or assigned.

Incapacity, Death, or Bankruptcy

8.2 Notwithstanding S8.1, where a Person becomes entitled to a Unit on the death, incapacity, or bankruptcy of a Limited Partner or otherwise by operation of law and, in addition to the requirements of this Part, that
Person:

     (a) produces evidence of such entitlement reasonably satisfactory to the General Partner;

     (b) acknowledges in writing that he is bound by this Agreement and has assumed the obligations of the Limited Partnership in respect of the Unit; and

     (c) deliver any other such approvals, consents and evidence of such entitlement as the Registrar requires,

he will be recognized as a Limited Partner and his name will be entered in the Register in respect of that Unit.

No Obligation to Recognize Trusts

8.3 Except as provided in S8.5, the General Partner will not be bound to recognize or see to the execution of any express, implied, or constructive trust or any charge, pledge or equity, to which any Unit or interest in a Unit is subject, nor to recognize any Person as having any interest in a Unit other than the Holder.

Pledge of Unit

8.4 A Limited Partner may mortgage, pledge, or hypothecate a Unit as security for a loan to or an obligation of that Limited Partner.

Recognition of Pledge

8.5 If a Unit is mortgaged, pledged, or hypothecated, the General Partner will, upon receipt of a written request from the Limited Partner, deliver to the Person specified by the Limited Partner in the written request a written acknowledgment of notice of the pledge, mortgage, or hypothecation and confirmation that, upon receipt by the General Partner of a written order



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from that Person setting forth an address for payment in Canada, all distributions by the General Partner in respect of the Unit thereafter will be made to that Person at that address, or at another address in Canada as that Person from time to time advises the General Partner in writing, until that Person delivers to the General Partner a written release from such acknowledgment and order.


Authorization to Make Distributions

8.6 The Limited Partner, by delivering the written request to the General Partner under S8.5, authorizes the General Partner to make, and consents to the making of, all distributions to that person.

Inspection of Register

8.7 Any Partner or an agent of any Partner duly authorized in writing may inspect, and take extracts from, the Register during normal business hours.

Copies of Register

8.8 The Partnership will, within ten days of the receipt of a written request by a Partner or an agent of the Partner duly authorized in writing, deliver a copy of the Register to that Partner or agent.

Restrictions on Assignment of Less than One Unit

8.9 No assignment of less than one Unit may be made or will be recognized or entered in the Register.

Ceasing to be Resident

8.10 If the holder of a Unit becomes a non-resident within the meaning of the Income Tax Act, the holder will forthwith so advise the General Partner.


                                     PART 9

                           CAPITAL AND CURRENT ACCOUNTS

Capital Accounts

9.1 The General Partner will establish accounts on the books of the Partnership for the General Partner's Capital and each Limited Partner's Capital with respect to each Class to which contributions to Capital will be credited and from which amounts distributed as a return of Capital will be debited.

Contributions of Capital by Partners

9.2 The following contributions of Capital have been or will be made by the Partners to the Partnership:

     (a) the General Partner will make such contributions to the Partnership as are required to discharge its obligations under this Agreement; and

(b) each Limited Partner will contribute as Capital the Class A Unit Subscription Price or Class B Unit Subscription Price, as applicable, for each Unit issued to him and subject to the provisions of the Limited Partnership Act and this Agreement, will not be otherwise liable in his capacity as Limited Partner to make any other contributions.

Current Accounts

9.3 The General Partner will establish current accounts on the books of the Partnership for the General Partner and for each Limited Partner with respect to each Class to which Net Income will be credited and from which Net Loss and all distributions of Distributable Cash and all other distributions (other than distributions of Capital) will be debited.

Restriction on Withdrawals

9.4 No Partner will have the right to withdraw any amount or receive any distribution from the Partnership except as expressly provided in this Agreement and as permitted by law, but all Partners agree to any withdrawal or receipt of a distribution by any other Partner.

No Interest Payable on Accounts

9.5 No Partner will have the right to receive interest on any Capital account or current account of the Partnership.

No Interest on Repaid Capital

9.6 Except as provided in the Limited Partnership Act and S9.8, no Partner will be liable to pay interest to the Partnership on any Capital returned to such Partner or on any authorized debit balance on any Capital or current account of the Partnership.

Negative Balances in Accounts

9.7 The interest of a Partner in the Partnership will not terminate solely by reason that there is a debit balance in one or more of his Capital or current accounts.

Impairment of Capital

9.8 To the extent that a Limited Partner receives a distribution of Net Income from the Partnership, which reduces the Capital of the Partnership, the Limited Partner is liable to the Partnership to repay the Capital, with interest at the Prime Rate, to the extent of the reduction.



                                      PART 10


    DISTRIBUTABLE CASH, NET INCOME AND NET LOSS, AND TAX INCOME AND TAX LOSS

Distributions and Allocations between General Partner and Limited Partners

10.1 Except as otherwise expressly herein provided, every distribution or allocation of Distributable Cash, Net Income and Net Loss, and Tax Income and Tax Loss, will be distributed or allocated as follows:

     (a)  0.01% to the General Partner; and

     (b) 99.99% to the Limited Partners, and as between the Classes will be allocated or distributed as provided in this Agreement.

Distribution Among Limited Partners Pro Rata within Class

10.2 Every distribution or allocation of Distributable Cash, Net Income and Net Loss, and Tax Income and Tax Loss in respect of a Class will be allocated or distributed among the Limited Partners of that Class rateably in the proportions that the number of Units of that Class held by each Limited Partner at the time of distribution or allocation is of the total number of issued Units of that Class at that time.

Distributions of Distributable Cash

10.3  Distributable Cash shall be distributed as follows:

      (a) 100% of Distributable Cash to the Class A Units until Preferred Return has been paid in full; and

      (b)  thereafter,

           (i)  0.01% to the General Partner, and

           (ii) 99.99% rateably to the Limited Partners based on the total number of Units of either Class held by each Limited Partner.

Allocations of Net Income and Net Loss, and Tax Income and Tax Loss

10.4 Net Income and Net Loss, and Tax Income and Tax Loss, shall be allocated as follows:

      (a) 100% to the Class A Units until the Preferred Return has been paid in full, and

      (b)  thereafter,

           (i)  0.01% to the General Partner, and

           (ii) 99.99% rateably to the Limited Partners based on the total number of Unis of either Class held by each Limited Partner.

Distributable Cash

10.5 Distributable Cash at any time means cash on hand of the Partnership at that time after payment of or provision for all current expenses and debt service (including, for greater certainty, the General Partner's Advance Account), less the Capital of the Partnership at that time and such reasonable reserve as is determined by the General Partner for operating and capital requirements of the Partnership.

Preferred Return

The Preferred Return in respect of each Class A Unit means 10% annual non-compounded return of the Class A Unit Subscription Price for that Unit.

Distribution to Non-Resident

10.7 The General Partner will not be required to make all or any part of any distribution to a Partner whom the General Partner reasonably considers to be a non-resident person within the meaning of the Income Tax Act, without having first obtained a favourable legal opinion from its solicitors that a distribution to such non-resident person will not adversely affect the other Partners. A distribution so withheld will be accumulated, held and invested for and on behalf of such non-resident Partner. The General Partner will be entitled to apply any part of such funds and the income arising from the investment thereof toward the payment of any tax exigible under the Income Tax Act in respect of those funds.



                                      PART 11


                             MANAGEMENT OF PARTNERSHIP

Authority of the General Partner

11.1 The General Partner is exclusively authorized to carry on the business of the Partnership, with full power and authority to administer, manage, control and operate the business of the Partnership, and has all power and authority to do any act, take any proceeding, make any decision and execute and deliver any instrument, deed, agreement or document, under the seal of the General Partner or otherwise, necessary for or incidental to carrying out the business of the Partnership for and on behalf of and in the name of the Partnership. No Person dealing with the Partnership will be required to inquire into the authority of the General Partner to do any act, take any proceeding, make any decision or execute and deliver any instrument, deed, agreement or document for and on behalf of and in the name of the Partnership.

Powers of the General Partner

11.2 Without limiting the generality of S4.6 and S11.1, but subject to the terms of this Agreement and always for the benefit of the business of the Partnership, the General Partner has the power and authority on behalf of the Partnership to:

      (a) execute and carry out all transactions which require execution by or on behalf of the Partnership involving matters or transactions which are within the ordinary course of the Partnership's business;

      (b) determine, to the extent permitted, the amount and date of any distribution by the Partnership;

      (c) enter into one or more agreements for purchase or sale of assets of the Partnership, other than the sale of the undertaking of the Partnership;

      (d) appoint and remove agents and grant and rescind powers of attorney;

      (e) open and operate bank accounts in the name of the Partnership and name signing officers for these accounts;

      (f) invest the surplus funds of the Partnership in government issued bonds and notes, money market instruments and interest bearing bank accounts;

      (g) file such declarations and do such other acts as may be required to qualify and maintain the Partnership as a limited partnership where deemed appropriate;

      (h) retain such legal counsel, accountants, experts, advisers, or consultants as the General Partner considers appropriate and to rely upon the advice of anyone so retained;

      (i) pay expenses, capital expenditures, and other outlays of the Partnership including the fees of any Person to whom it delegates any of its authority under this Agreement;

      (j) commence or defend any action or proceeding in connection with the Partnership;

      (k) submit the Partnership to binding arbitration with respect to any issue arising in or concerning its business affairs;

      (l)  file returns required by any governmental or like authority;

      (m) conclude agreements with third parties so that services may be rendered to the Partnership in the normal course of its affairs;

      (n) make any and all elections, determinations, or designations under the Income Tax Act or any other taxation legislation in Canada or of any jurisdiction in Canada, in respect of a Limited Partner's interest in the Partnership, on behalf of that Limited Partner;

      (o) execute any and all other deeds, documents, and instruments and any documents required to be filed with regulatory authorities and do all acts as may be necessary or desirable to carry on the business of the Partnership or to carry out the intent and purpose of this Agreement; or

      (p) do anything that is in furtherance of or incidental to the business of the Partnership.

Delegation

11.3 The General Partner may contract with any other Person to carry out its obligations under this Agreement and may delegate to such Person any of its power and authority as General Partner, but no such contract or delegation will relieve the General Partner of its obligations under this Agreement.

Title to Property

11.4 The General Partner may hold title to the property of the Partnership in its own name, but it will execute declarations of trust in favour of the Partnership in respect of that property and will file such declarations whenever and wherever the General Partner considers advisable for the protection of the interests of the Partnership.

Fiduciary Duties of General Partner

11.5 The General Partner will exercise its powers and discharge its duties with fairness, good faith, and honesty and in the best interests of the Partnership and Limited Partners and will apply the care, skill, and diligence that a prudent qualified Person would apply in similar circumstances to the exercise of its powers and discharge of its duties.

Protection of Limited Liability

11.6 The General Partner will ensure any material transaction entered into by the Partnership that is not governed exclusively by the laws prevailing in Ontario include express provisions to the effect that all other parties:


      (a) will have no recourse against any Limited Partner except to the extent of his interest in the assets of the Partnership; and

      (b) will indemnify all Limited Partners from and against any liability of the Limited Partners to any third party.

Reimbursement of General Partner

11.7 The General Partner may reimburse itself from the funds of the Partnership for all reasonable costs actually incurred by it in the performance of its duties under this Agreement, including but not limited to Organizational & Offering Costs and other reasonable costs indirectly incurred for the benefit of the Partnership and such portion of the reasonable indirect and general office and administrative costs of the General Partner as may be fairly allocated to the services rendered by the General Partner under this Agreement, but specifically excluding expenses of any action, suit, or other proceeding in which or in relation to which the General Partner is adjudged to be in breach of any duty or responsibility imposed on it by this Agreement.

General Partner's Advance Account

11.8 The General Partner will establish an account on the books of the Partnership called the "General Partner's Advance Account" to which all advances from time to time made by the General Partner to the Partnership to pay expenses, capital expenditures and other outlays of the Partnership including, but not limited to, Organizational and Offering Costs, or to refund money so expended by the Partnership, will be credited, and to which payments to the General Partner in satisfaction thereof will be debited. The unpaid balance of the General Partner's Advance Account shall be a liability of the Partnership and the General Partner.

Interest on Advances

11.9 At the end of each month, the General Partner's Advance Account will be credited with interest at the Prime Rate on the credit balance from time to time outstanding on such account.

Repayment of Advances

11.10 The General Partner may pay itself from the funds of the Partnership on account of the balance in the General Partner's Advance Account at any time, and any payments will be debited from that account.

Commingling of Funds

11.11 The funds and assets of the Partnership will not be commingled with the funds or assets of any other Person (including those of the General Partner), will not be lent to the General Partner or any of its Affiliates and will not be used by the General Partner or any of its Affiliates for its own benefit.

                                      PART 12


                              ACCOUNT AND REPORTING

Fiscal Period

12.1  The Fiscal Period of the Partnership ends December 31 annually.

Books of Account

12.2 The General Partner will maintain proper, complete, and accurate books of account and records of the business of the Partnership, and will fully and accurately enter and record all transactions and other matters related to the business and affairs of the Partnership in those books.

Access to Books and Records

12.3 The General Partner will permit a Limited Partner to examine the books of account and records of the business of the Partnership, during normal office hours and upon two business days advance written notice, after such Limited Partner enters into a confidentiality agreement with the Partnership.

Appointment of Auditor

12.4 The General Partner will appoint Ernst and Young as auditor for the Partnership to review and report to the Partners upon the financial statements of the Partnership for and as at the end of each Fiscal Period.

Annual Report and Income Tax Information

12.5 Within 90 days of the end of each Fiscal Period the General Partner will forward to each Person who was a Partner during or at the end of such Fiscal Period an annual report for the Fiscal Period, including financial statements and such other information in respect of the Partnership as may be required by the Partners for income tax purposes.

                                    Part 13

                              PARTNERSHIP MEETINGS

Meetings Called by General Partner

13.1 The General Partner may, and the General Partner will from time to time at the request in writing of Limited Partners representing not less than 10% of the Units then outstanding, call a meeting of the Partners.

Meetings Called by Limited Partners

13.2 If the General Partner fails to call a meeting within 20 days of receipt of a written request to do so by the Limited Partners, the requisite number of Limited Partners may themselves call and hold such meeting.

Place of Meeting

13.3  Every Partnership meeting will be held in Toronto, Ontario.

Notice

13.4 At least 14 days' notice (but not more than 28 days' notice) specifying the place, date and hour of meeting and the general nature of the business to the transacted shall be given for any meeting of Partners, but it will not be necessary to specify in such notice the terms of any resolutions to be proposed.

Record Dates

13.5 The General Partner may from time to time but not more than 26 days in advance of a meeting, cause the Register to be closed for a period of time, not exceeding five days, for the purpose of determining the Holders of Units. Any Partner who was shown as a Partner at the time so fixed will be treated as a Partner even though he has since that record date disposed of his Units, and no Partner becoming such after that date will be entitled to receive notice of and to vote at a meeting or any adjournment thereof or to be treated as a Partner of record for any purposes relating to such meeting.

Omission to Give Notice

13.6 The accidental omission to give notice of a meeting to any Limited Partner will not invalidate any resolution passed at that meeting.

Chairman

13.7 The President, or in his absence any officer, of the General Partner will be the chairman of a meeting of Partners if present thereat. If neither the President nor any officer of the General Partner is present at a meeting of Partners, the Partners will appoint a chairman of such meeting by Ordinary Resolution.

Chairman Need Not Be Partner

13.8  The chairman of any meeting of Partners need not be a Partner.

Quorum

13.9 Subject to S13.10, the quorum for any meeting will be at least two Limited Partners present in person and holding or representing by proxy in the aggregate at least 25% of the outstanding Units.

Quorum-less Meeting

13.10 If a quorum of the Partners is not present within half an hour after the time fixed for the holding of any meeting, then, if called at the request of the Limited Partners, the meeting will be dissolved, but if called by the General Partner, the meeting will be adjourned to such time and place as shall be fixed by the General Partner, and, if at such adjourned meeting a quorum is not present, then the Limited Partners present or represented by proxy shall constitute a quorum for the transaction of business. The General Partner will give three (3) days prior notice to all Limited Partners of the date of the reconvening of an adjourned meeting.

Show of Hands Unless Poll Demanded

13.11 Every question submitted to a meeting shall be decided in the first instance on a show of hands.

Demand of Poll

13.12 A poll shall be taken on every resolution and on every question submitted to a meeting if demanded by the chairman or by any Partner.

Procedure on Poll for Election of Chairman

13.13 If a poll is demanded on the election of a chairman, then it will be taken at once without adjournment.

Procedure on Other Polls

13.14 If a poll is demanded on any other question, then it shall be taken in such manner and either at once or after adjournment as the chairman directs.

Result of Poll
13.15 The result of a poll will be deemed to be the resolution of the meeting at which the poll was demanded.

Chairman's Declaration

13.16 A declaration by the chairman that a resolution has been carried, or carried unanimously, or by any particular majority, unless a poll is demanded or required, or lost or not carried by a particular majority, will be conclusive evidence of the fact.

Passage of Resolution

13.17 A resolution at a meeting of Partners will not pass or be deemed to have been passed unless it has been carried by the affirmative vote of a majority of the votes given either on a show of hands or on a poll, as the case may be.

Voting Rights of Limited Partners

13.18 At any meeting each Limited Partner is entitled on a show of hands to one vote only and, upon a poll, to one vote for each Unit held by the Limited Partner.

Joint Holders

13.19 A proxy given on behalf of joint Holders must be executed by all of them and may only be revoked by all of them, and if more than one of several joint Holders is present at a meeting and they do not agree which of them is to exercise any vote to which they are jointly entitled they will for the purposes of voting be deemed to be not present.

Voting Rights of General Partner

13.20 The General Partner will not as such be entitled to vote at any meeting of Partners, but if the General Partner is the Holder of a Unit, the General Partner will be entitled to vote in respect of that Unit.

Corporations

13.21 A Partner which is a corporation may appoint an officer, director, or other authorized individual as its representative to act on its behalf at meetings of Partners and may by a similar instrument revoke any such appointment, and for all purposes of meetings of Partners other than the giving of notice an individual so appointed will be deemed to be the Holder of every Unit held by the corporation he represents, and if the individual attends the meeting, the corporation will be deemed to be present in person.

Poll on Special Resolution

13.22 Every question submitted to a meeting of Partners which requires a Special Resolution will be decided by a poll, unless the chairman of the meeting determines otherwise.

Voting

13.23 Votes may be given in person or by proxy and a proxyholder need not be a Partner

Appointment of Proxy and Voting

13.24 A Partner may attend any meeting of Partners personally or may be represented thereat by proxy, and votes at meetings of Partners may be cast on a poll personally or by proxy. The instrument appointing a proxy must be in writing under the hand of the appointor or his agent duly authorized in writing, or, if the appointor is a body corporate, under its seal or by an officer or agent thereof duly authorized and such instrument will cease to be valid one year after the date thereof. Any individual may be appointed a proxy, whether or not such individual is a Partner. No proxy will be voted at any meeting unless it will have been placed or deposited with the General Partner for verification before the opening of the meeting at which such vote will be taken.

Form and Validity of Proxy

13.25 The instrument appointing a proxy may be in any general or usual form acceptable to the General Partner and to be effective must be deposited with the General Partner at any time before the commencement of the meeting. An instrument appointing a proxy purporting to be executed by or on behalf of a Partner will be valid unless challenged at the time of or before its exercise and the Person challenging such instrument will have the burden of proving to the satisfaction of the chairman of the meeting of Partners at which such instrument is proposed to be used that such instrument is invalid, and any decision of the chairman of the meeting in respect of the validity of such instrument will be final.

Solicitation of Proxies

13.26 No Person will solicit proxies in respect of a meeting of Partners unless the Person making the solicitation, concurrently with or previously thereto, delivers or sends an information circular to each Partner whose proxy is solicited. "Solicit" and "solicitation" includes any request for a proxy, whether or not to revoke a proxy, and the sending or delivery of a form of proxy or other communication to a Partner under circumstances reasonably intended or calculated to result in the procurement, withholding or revocation of a proxy, but does not include the sending or delivery of a form of proxy to a Partner with a notice of meeting or in response to an unsolicited request made by him or on his behalf. The information circular required hereunder will conform, mutatis mutandis, to the form and content prescribed for information circulars by or pursuant to the Securities Act; for such purposes: "management" shall mean the General Partner; "corporation" shall mean the Partnership; "director" and "senior officer" shall mean a director and senior officer of the General Partner, respectively; "equity share" or "share" shall mean Unit; and "shareholder" shall mean a Person who is a Holder of a Unit.

Adjournment of Meeting

13.27 The chairman of any meeting may, with the consent of such meeting, adjourn the meeting from time to time and no notice of such adjournment need be given to the Partners.

Resolutions in Writing

13.28 All powers exercisable by a meeting of the Partners by Ordinary Resolution or by Special Resolution may also be exercised without notice or a meeting at any time in writing by the Limited Partners representing a majority or 66-2/3%, respectively, of all the Units outstanding.

Resolutions Binding

13.29 Any resolution passed at a meeting of Partners duly convened and held in accordance with this Agreement and any assent duly given in writing in the manner set forth in this Agreement shall be binding upon all Partners whether or not present at such meeting or giving or joining in such assent, as the case may be, and as if those not voting in favour of such resolution or not giving or joining in such assets had concurred in the resolution.

Conduct of Meetings

13.30 Any rules and procedures for the conduct of a meeting of Partners not prescribed in this Agreement may be determined by the chairman at the meeting.

Minutes

13.31 The General Partner will cause minutes of all proceedings and resolutions at each meeting of Partners, and of all consent resolutions of the Partners, to be made and entered in books to be kept for that purpose and such minutes, when signed by the chairman of the meeting or by the chairman of the next succeeding meeting, will be conclusive of the matters stated in them and the meeting will be deemed to have been duly convened and held and all proceedings and resolutions in them will be deemed to have been duly passed and taken.

Powers Exercisable by Special Resolution

13.32 In addition to all other powers conferred on them by this Agreement, the Partners may by Special Resolution:
      (a) admit a new General Partner to the Partnership in anticipation of and effective upon the resignation, removal, bankruptcy, insolvency, dissolution, liquidation, or winding up of the General Partner;

      (b) remove the General Partner for breaches of its obligations under this Agreement;
      (c) waive any default on the part of the General Partner on such terms as they may determine and release the General Partner from any claims in respect of that default;
      (d) continue the Partnership if the Partnership is terminated by operation of law;
      (e) approve any transaction proposed to be made outside the normal course of business of the Partnership;
      (f) require the General Partner on behalf of the Partnership to enforce any obligation or covenant on the part of any Limited Partner;
      (g) subdivide or consolidate or amend, modify or vary the provisions or the rights attaching to the Units;
      (h)      amend this Agreement as provided in 0;
      (i)      amend, modify, alter, or repeal any Special Resolution;
      (j)      change the business of the Partnership;
      (k)      change the end of the Fiscal Period; and
      (l)      approve the dissolution of the Partnership.

13.33 None of the actions in S13.32 may have the effect of adversely affecting the General Partner unless the General Partner consents or is in breach of this Agreement which breach has not been cured despite reasonable written notice from a Limited Partner.

                                    Part 14

CHANGE, RESIGNATION OR REMOVAL OF GENERAL PARTNER

Assignment of Interest of General Partner

14.1 The General Partner will not sell, assign, transfer, or otherwise dispose of its interest in the Partnership unless such sale, assignment, transfer or disposition is to an Affiliate of the General Partner, or is in connection with and ancillary to a merger or amalgamation of the General Partner resulting in a surviving or continuing corporation or body corporate which is then the General Partner. The General Partner will provide written notice to the Limited Partners of any such assignment.

Resignation

14.2 The General Partner may resign as general partner on not less than 60 days' written notice to all Limited Partners, such resignation to be effective upon the earlier of:

      (a)      60 days after notice is given; and
      (b) the admission of a new general partner to the Partnership by Special Resolution.

Prohibition on Resignation

14.3 The General Partner will not resign if the effect of its resignation is to dissolve the Partnership.

Bankruptcy or Dissolution

14.4 The General Partner will be deemed to resign as general partner on the bankruptcy, insolvency, dissolution, liquidation, or winding-up of the General Partner (or the commencement of any act or proceeding in connection therewith which is not contested in good faith by the General Partner) or the appointment of a trustee, receiver, receiver-manager of the affairs of the General Partner, but the deemed resignation will not be effective until, and the General Partner will not cease to be the general partner until, the earlier of:

      the admission of a new general partner to the Partnership by Special Resolution; and

      60 days after notice of the occurrence of such event or appointment is given to the Limited Partners.

      Removal of General Partner

14.5 The General Partner may be removed as general partner providing it is in breach hereof and a new general partner may be appointed to replace the general partner being removed by a Special Resolution to that effect.

Transfer of Management

14.6 The new general partner will execute a counterpart to this Agreement and will assume the obligations and have the sole right to exercise all the rights of the General Partner as and from the date of appointment.

Action Required of Retiring General Partner

14.7 On the admission of a new general partner to the Partnership on the resignation or removal of the General Partner, the resigning or retiring general partner will do all things and take all steps to transfer the administration, management, control, and operation of the business of the Partnership and the books, records, and accounts of the Partnership to the new general partner and will execute and deliver all deeds, certificates, declarations, and other documents necessary or desirable to effect the transfer.

Transfer of Title

14.8 On the resignation or removal of the General Partner and the admission of a new general partner, the resigning or retiring general partner will, at the cost of the Partnership, transfer title to the Partnership's property held in its name to the new general partner and will execute and deliver all deeds, certificates, declarations, and other documents necessary or desirable to effect such transfer.

Release

14.9 On the resignation or removal of the General Partner, the Partnership will release and hold harmless the General Partner resigning or being removed from all actions, claims, costs, demands, losses, damages, liabilities, and expenses suffered or incurred by the General Partner as a result of or arising out of events occurring in relation to the Partnership after its resignation or removal, other than events resulting from any wilful act or omission by the General Partner.

New General Partner

14.10 A new General Partner will become a party to this Agreement by signing a counterpart hereof and by doing so will agree to be bound by all of the provisions hereof and to assume the obligations, duties and liabilities of the General Partner hereunder as and from the date the new General Partner becomes a party to this Agreement. Concurrently with admission to the Partnership, a new General Partner will pay as a contribution of Capital by the new General Partner to the Partnership the amount of $10 and such contribution will be reflected in the new General Partner's Capital Account. A new general partner will not be a "non-Canadian" as that expression is defined in the Investment Canada Act (Canada).

                                    Part 15

                           DISSOLUTION OF PARTNERSHIP

Term

15.1 The Partnership will terminate on the 20th anniversary hereof, unless it is dissolved earlier pursuant to this Part.

Triggering Events

15.2  The Partnership will be dissolved on the earliest of:

      (a) the approval by the General Partner of dissolution and the authorization of such dissolution by Special Resolution; and

      (b) 60 days after the deemed resignation of the General Partner pursuant to S14.4 unless, within 60 days after such resignation, a new general partner is admitted to the Partnership.

Events Not Causing Dissolution

15.3 The Partnership will not be dissolved or terminated by the resignation, removal, death, incompetence, bankruptcy, insolvency, dissolution, liquidation, winding-up, or receivership of, or the admission, resignation, or withdrawal of, the General Partner or any Limited Partner.

General Partner as Receiver

15.4 In the course of dissolution of the Partnership other than pursuant to S15.2(b), the General Partner will act as the receiver (the
      "Receiver") or, if approved by Ordinary Resolution, as Receiver and manager of the Partnership.

Other Receiver

15.5 If the dissolution is pursuant to S15.2(b) or the General Partner is otherwise unable or is unwilling to act as the Receiver, the Partners, by Ordinary Resolution, may appoint an appropriate Person to act as the Receiver.

Distributions on Dissolution and Wind-Up

15.6 On dissolution and after provision has been made for the payment or other satisfaction of all other liabilities of the Partnership, the Receiver will distribute the net assets of the Partnership in cash or kind as follows:

      (a) first to the General Partner in the amount of the General Partner's Advance Account;
      (b) second, rateably to the Limited Partners in the amount of the Limited Partners' capital accounts;
      (c) third, rateably to the Limited Partners in the amount of the Limited Partners' current accounts;
      (d) fourth, to the General Partner in the amount of the General Partner's capital account;
      (e) fifth, to the General Partner in the amount of the General Partner's current account; and
      (f) thereafter, 0.01% to the General Partner and 99.99% rateably to the Limited Partners.

Notice of Dissolution

15.7  The Receiver will:

      (a) give notice of the dissolution of the Partnership by publishing a notice in a newspaper which the General Partner deems appropriate and by mailing to each Limited Partner, and the Partnership's auditor, if any, such notice 21 days before the proposed dissolution; and
      (b) take all steps required by the Limited Partnership Act to dissolve the Partnership and satisfy all requirements prescribed by the laws of other jurisdictions where the Partnership is registered.

Termination of Partnership

15.8 The Partnership will terminate when all of its assets have been disposed of and the net proceeds therefrom, after payment of or due provision for the payment of all debts, liabilities and obligations of the Partnership to creditors, have been distributed as provided in this

                                     Part 16

                                    AMENDMENT


Amendments Not Permitted

16.1  No amendment to this Agreement may be made which will:
      (a) allow any Limited Partner to take part, as such, in the management of the business of the Partnership or to exercise control over the business of the Partnership;
      (b) reduce any fee payable to the General Partner or reduce the share of the General Partner in the Net Income of the Partnership;
      (c)      reduce the interest in the Partnership of any Limited Partner;
      (d)      change the right of a Limited Partner to vote at any meeting;
               or
      (e) change the Partnership from a limited partnership to a general partnership.

Amendment of Amendment Section

16.2  This part may only be amended with the unanimous consent of all.
      Partners

Amendments Adversely Affecting Limited Partners

16.3 If an amendment to this Agreement materially and adversely affects the rights or interests of the Limited Partners, this Agreement may only be so amended on the motion of the General Partner with the approval of the Holders of 75% or more of the Units held by Persons other than the General Partner and Affiliates of the General Partner.

Other Amendments

16.4 Except as provided in S16.1, S16.2, S16.3 and S16.5, this Agreement may be amended in any way on the motion of the General Partner with the consent of the Limited Partners given by Special Resolution.

Amendment by General Partner

16.5 The General Partner may, without reference to the Limited Partners, amend this Agreement:

      (a) as necessary to reflect the admission, resignation, or withdrawal of any Limited Partner, or the assignment by any Limited Partner of the whole or any part of such Limited Partner's interest in the Partnership;
      (b) to add any covenant, restriction, or provision which, in the opinion of legal counsel for the Partnership, is for the protection or benefit of the Limited Partners;
      (c) to cure any ambiguity or to correct or supplement any provision contained in this Agreement which, in the opinion of legal counsel for the Partnership, may be defective or inconsistent with any other provision of this Agreement, if, in the opinion of the General Partner and legal counsel for the Partnership, the amendment will not in any way adversely affect the rights of any Limited Partner;
      (d) for the purpose of complying with any statute of Canada or of any province of Canada, or any order, rule or regulation made pursuant to such statute; or
      (e) if necessary or desirable to overcome administrative difficulties arising in connection with the Partnership and such alteration, amendment, enlargement, or modification does not, in the opinion of the General Partner and legal counsel for the Partnership, adversely affect the rights of any Limited Partner.

Notification of Amendment

16.6 All Partners will be notified of the full details of any amendment to this Agreement within 30 days after the effective date of such amendment.

                                     Part 17

                                     NOTICES

Notices

17.1 Any notice, communication, payment, or demand required or permitted to be given or made by this Agreement will be sufficiently given or made for all purposes if delivered personally to the party or to an officer of the party to whom it is directed or if sent by ordinary first class mail within Canada, postage prepaid, or by facsimile, addressed as follows:

      (a)      if to the General Partner:

               Dynamotive Canada Inc.

               Attention:    President
               Facsimile:    (604) 267-6005

      (b) if to a Holder of a Unit, to the address or facsimile number of the Holder as it appears on the Register.

Deemed Receipt

17.2 Except as provided in S17.3, a document sent by the General Partner by mail will be deemed to be received on the fourth business day after the day on which it is mailed, addressed as provided in S17.3 and sent by facsimile will be deemed to be received on the business day after it is sent.

Mail Disruption

17.3 In the event of any disruption, strike or interruption in the Canadian postal service after mailing and before the receipt or deemed receipt of a document, the document will be deemed to have been received on the sixth business day following full resumption of postal service.

Change of Address

17.4 A Limited Partner may change his address by giving written notice of the change to the General Partner, and the General Partner may change its address by giving written notice of the change to each Limited Partner.

Accidental Omission

17.5 An accidental omission in the giving of, or failure to give, a notice required by this Agreement will not invalidate or affect in any way the legality of any meeting or other proceeding in respect of which such notice was or was intended to be given.

                                     Part 18

                                  MISCELLANEOU

Binding Effect

18.1 This Agreement is binding on and inures to the benefit of the respective heirs, executors, administrators and other legal representatives and, to the extent permitted in this Agreement, the respective successors and assigns of the parties.

Time of Essence

18.2  Time is of essence in this Agreement.

Severability

18.3 Each provision of this Agreement is intended to be severable, and if any provision is illegal or invalid in any jurisdiction, it will not affect the validity of that provision in any other jurisdiction or affect the validity of the remainder of this Agreement in that or any jurisdiction.

Governing Law

18.4 This Agreement and the interpretation and application of it will be governed by the laws of Ontario and the parties hereby atone to the courts of Ontario for the resolution of any disputes arising out of the interpretation or application of this Agreement.

Limited Partner Not Liable as a General Partner

18.5 Any provision of this Agreement which would have the effect of imposing on any Limited Partner any of the liabilities, obligations, or powers of a general partner will be of no effect to the extent of such imposition.

                                  SCHEDULE 1

                    SUBSCRIPTION AND POWER OF ATTORNEY FORM
               WEST LORNE BIOOIL CO-GENERATION LIMITED PARTNERSHIP

Re:    Subscription for Class A Units

1.     Subscription

The undersigned (the "Subscriber") hereby subscribes for _____________ Class A Unit(s) of the WEST LORNE BIOOIL CO-GENERATION LIMITED PARTNERSHIP (the "Partnership") for a subscription price of $100 each (the "Subscription Price").

2.     Conditions, Acceptance and Delivery

The Subscriber acknowledges and agrees that the issuance by the Partnership to the Subscriber of the Class A Unit is subject to the acceptance of this Subscription, in whole or in part, by the General Partner on behalf of the Partnership in its sole and absolute discretion.

3.     Subscriber's Representations and Warranties

The Subscriber represents and warrants to the Partnership as representations and warranties that are true as of the date of this Subscription and will be true as of the date of acceptance that:

       (a) if the Subscriber is a corporation, the Subscriber is a valid and subsisting corporation, has the necessary corporate capacity and authority to execute and deliver this Subscription and to observe and perform its covenants and obligations hereunder and has taken all necessary corporate action in respect thereof, or, if the Subscriber is a partnership, syndicate or other form of unincorporated organization, the Subscriber has the necessary legal capacity and authority to execute and deliver this Subscription and to observe and perform its covenants and obligations hereunder and has obtained all necessary approvals in respect thereof, and, in either case, upon acceptance by the Partnership and the General Partner, this Subscription will constitute a legal, valid and binding contract of the Subscriber enforceable against the Subscriber in accordance with its terms;

       (b) the Subscriber is a resident of the jurisdiction referred to under "Name" and "Residential Address of Subscriber" below;

       (c) the Subscriber is purchasing the Units as principal, for investment only and not with a view to resale or distribution; and

       (d) the Subscriber has sought no advice in relation to the investment of the Units from the General Partner or any of its affiliates or associates and neither the General Partner nor any of its affiliates or associates has provided any advice to the Subscriber in relation to such purchase.

4.     Partnership Agreement

If this Subscription is accepted, the Subscriber acknowledges that it will become a limited partner and agrees to be bound by the Limited Partnership Agreement as amended from time to time.

5.     Power of Attorney

In consideration of the General Partner accepting this Subscription on behalf of the Partnership and conditional thereon, the Subscriber hereby:

       (a) agrees to be bound, as a party to the Partnership Agreement and as a Limited Partner in the Partnership, by the terms of the Partnership Agreement, as from time to time amended and in effect; and

       (b) irrevocably constitutes and appoints under seal the General Partner with full power of substitution, as its agent and true and lawful attorney to act on behalf of and with full power and authority in the Subscriber's name, place and stead to execute, complete, swear to, acknowledge, deliver, record and file as and where required:

            (i) the Partnership Agreement, the Certificate (as defined in the Partnership Agreement), any amendment to the Partnership Agreement and any Certificate and any other instrument required to qualify, continue and keep the Partnership in good standing as a limited partnership in or otherwise to comply with the laws of any jurisdiction in which the Partnership is organized, may offer units of the Partnership for sale or may carry on business or own or lease property or in order to maintain the limited liability of the Limited Partners and to comply with the applicable laws of such jurisdiction, including such amendments to the Register (as defined in the Partnership Agreement) and the Certificate as may be necessary to reflect the admission to the Partnership of another Partner or the assignment of a Unit;

            (ii) any amendment to the Partnership Agreement permitted thereunder and any instrument and any amendment to the Register and the Certificate necessary to reflect any amendment to the Partnership Agreement;

            (iii) any instrument required in connection with the dissolution and termination of the Partnership;

            (iv) any instrument required in connection with any election or filing that may be made under the Income Tax Act (Canada) or other tax and fiscal legislation of Canada or any province, or the income tax laws of any jurisdiction applicable to the Partnership or the partners including applications for tax identification numbers and tax shelter registration;

            (v) on behalf of the Partnership, any document which is necessary or advisable in connection with carrying on the business of the Partnership or the carrying out fully of the provisions of the Partnership Agreement, including any instrument required by a governmental body in connection with the Partnership or its business;

            (vi) on behalf of the Partnership, any instrument or deed which requires or provides for execution under seal; and

            (vii) on behalf of the Partnership, any agreement, document or instrument in connection with the acquisition, holding, development, operation, financing or disposition of or investment in any real property, directly or indirectly, including, without limitation, any deed or transfer of title to or an interest in any real property, any agreement, easement or encumbrance required to be delivered in connection with the development of any real property and any note, deed of trust or mortgage or other instrument of security or encumbrance charging title to or an interest in any real property.

The power of attorney granted hereby is irrevocable, is made under seal and is a power coupled with an interest and will survive the mental infirmity, disability or legal incapacity of the Subscriber or the assignment by the Subscriber of the whole or any part of the interest of the Subscriber in the Partnership and extends to and is binding upon the heirs, executors, administrators and other legal representatives and successors and assigns of the Subscriber and, if the Subscriber is an individual, will survive the death or disability or other legal incapacity of the Subscriber until notice of such death or disability or other legal incapacity is delivered to the General Partner. The power of attorney granted herein may be exercised by the General Partner on behalf of the Subscriber in executing any instrument by listing the Limited Partners thereon and executing each instrument with a single signature as attorney and agent for all of them or by executing such instrument on behalf of the Partnership as General Partner. The Subscriber agrees to be bound by any representation or action made or taken by the General Partner pursuant to this power of attorney and hereby waives any and all defences which may be available to contest, negate or disaffirm the action of the General Partner taken in good faith under this power of attorney. Each Subscriber hereby appoints the General Partner as his agent with authority upon receipt of notice of the death or disability of the Subscriber to transfer Units held by such Subscriber into the name of the General Partner in trust for the estate of such Subscriber and thereafter to transfer such Units into the name of the executor, administrator, committee or personal representative of such Subscriber.

6.     Revocation

The Subscriber agrees that this Subscription is given for valuable consideration and may not be withdrawn, cancelled, terminated or revoked by the Subscriber for a period of 60 days after the date of receipt of this Subscription by the General Partner. The acceptance of this Subscription will be effective upon receipt by the General Partner of the written consent of each Limited Partner as at the date hereof and upon endorsement of acceptance by the General Partner on behalf of the Partnership where indicated below.

7.     Indemnity

The Subscriber agrees to indemnify and hold harmless the Partnership, the General Partner and their directors, officers, employees, agents and shareholders from and against any and all loss, liability, claim, damage and expense whatsoever arising out of or based upon any representation or warranty of the Subscriber contained herein or in any document furnished by the Subscriber in connection with this Subscription being untrue in any material respect or any breach or failure by the Subscriber to comply with any covenant or agreement made by the Subscriber herein or in any document furnished by the Subscriber to the General Partner in connection herewith.

8.     Notices

Any notice or communication which the General Partner or the Subscriber is required or may desire to give or to make upon the other hereunder will be effective and valid only if in writing, signed by or on behalf of the party giving the notice or making the communication, and delivered personally to the other party or sent by courier, delivery service or by registered or certified mail, addressed, in the case of the General Partner, to its address set forth on page 1 hereof, or, in the case of the Subscriber, to the address set forth below (or, in either case, to such other address or Person of which either party has given notice or made communication to the other in accordance with the foregoing).

9.     Miscellaneous

The agreement resulting from the acceptance of this Subscription by the General Partner on behalf of the Partnership contains the whole agreement between the General Partner, the Partnership and the Subscriber in respect of the subject matters hereof and there are no representations, warranties, terms, conditions or collateral agreements, express, implied or statutory. All representations, warranties, agreements and covenants made by the Subscriber herein will survive the execution, delivery and acceptance of this Subscription. Neither this Subscription nor any of the rights arising hereunder will be capable of assignment or transfer by the Subscriber in any manner except with the written consent of the Partnership. This Subscription will enure to the benefit of and be binding upon the General Partner, the Partnership and the Subscriber and their respective successors and permitted assigns and heirs, administrators, executors and other legal representatives. This Subscription and the rights and obligations of the parties hereunder will be governed by and construed in accordance with the laws of the Province of Ontario and any legal action or proceeding with respect therein or hereto will be brought in the courts of the Province of Ontario.

10.   Income Tax Legislation

Since the provisions of the Income Tax Act (Canada) and any other legislation imposing taxation consequences on the Subscriber are complex and since the general effect of the aforesaid legislation (including their effect in the event of the death of the Subscriber or the sale of a Unit by or to the Subscriber) depends on the particular circumstances of each party, the Subscriber does hereby expressly acknowledge that he has been advised to seek independent professional advice on the taxation and investment aspects of the Partnership and that neither the General Partner nor the Partnership make representations with respect to matters of taxation and shall not be responsible either for any taxation consequences, or without restricting the generality of the foregoing and notwithstanding the terms hereof, for the deductibility or reasonableness of any expenses, or for any loss, costs, charges or expenses in respect thereof.

11.   Defined Terms

Capitalized terms herein shall, unless otherwise defined herein, have the meanings ascribed to them in the Partnership Agreement.

Dated at --------------, this ------ day of -------------------,


[SUBSCRIBER]

Per:--------------------------

                                  ACCEPTANCE

DYNAMOTIVE CANADA INC. accepts the above Subscription on behalf of the Partnership.

Dated at --------------, this ------ day of -------------------,

                                   SCHEDULE 2

                              ACCOUNTING PROCEDURE

                                     PART 1

                                  INTERPRETATION

1.1 In this Appendix, except as otherwise expressly provided or as the context otherwise requires or as defined in the Agreement,

      (a) "Agreement" means the Limited Partnership Agreement to which this Accounting Procedure is attached as Schedule 2,

      (b)     "Contributed Surplus" means [to be completed],

      (c)     "Count" means a physical inventory count,

      (d) "Costs" means all expenditures and outlays of any kind which are made in connection with the Project, in accordance with the terms and conditions of the Agreement,

      (e)     "Deferred Project Costs" means [to be completed],

      (f) "Employees" mean those employees of the General Partner and its Affiliates who are assigned to and directly engaged in the conduct of Project Operations, whether on a full-time or part-time basis,

      (g) "Employee Benefits" means the General Partner's (and Affiliate's) cost of holiday, vacation, sickness, disability benefits, field bonuses, paid to employees and the General Partner's cost of established plans for employee's group life insurance, hospitalization, pension, retirement and other customary plans maintained for the benefit of employees and personnel, as the case may be, which costs may be charged as a percentage assessment on the salaries and wages of employees or personnel, as the case may be, on a basis consistent with the General Partner's cost experience, and in accordance with generally accepted accounting practices in Canada consistently applied,

      (h) "Field Offices" means the necessary sub-office or sub-offices in each place where construction is being conducted or the Project is being operated,

      (i) "Government Levies" means the costs or contributions made by the General Partner pursuant to assessments imposed by governmental authority which are applicable to the salaries or wages of employees or personnel, as the case may be,

      (j) "Material" means the personal property, equipment and supplies acquired or held, at the direction or with the approval of the General Partner, for use in the Project Operations,

      (k)     "Operating Expenses" means [to be completed],

      (l) "Personnel" means those management, supervisory, administrative, clerical and other personnel (but shall not include Employees) of the General Partner who are working on the Project (pro-rated for the time they expend on the Project),

      (m) "Project Account" means the books of account maintained by the General Partner to record all costs, expenses, credits and other transactions arising out of or in connection with the Project Operations of the Partnership,

      (n)     "Project Operations" means [to be completed],

      (o) "Reasonable Expenses" means the reasonable expenses of Employees or Personnel, as the case may be, for which those Employees or Personnel may be reimbursed under the General Partner's usual expense account practice; including, without limiting generality, any relocation expenses necessarily incurred in order to properly staff the Project Operations if the relocation is approved by the General Partner, and

      (p) "Supervision Offices" means the General Partner's offices or departments within the General Partner's offices from which the Project Operations are generally supervised.

                                      PART 2

                            STATEMENTS AND BILLINGS

2.1 The General Partner will regularly invoice the Partnership for all Costs incurred by it.

2.2 The General Partner will deliver with each invoice rendered for Costs incurred a statement indicating

      (a) all charges or credits to the Project Account relating to controllable material in detail, and

      (b) all other charges and credits to the Project Account summarized by appropriate classifications indicative of the nature of the charges and credits.

2.3 The General Partner will deliver with each invoice for an advance of Costs a statement indicating

      (a) the estimated Costs, the estimated cash disbursements, to be made during the next succeeding quarter,

      (b) the addition thereto or subtraction therefrom, as the case may be, made in respect of Costs actually having been incurred in an amount greater or lesser than the advance which was made by the Partnership for the penultimate month preceding the month of the invoice, and

      (c) the advance made by the General Partner and the Costs incurred to the end of the penultimate month preceding the month of the invoice.

                                    PART 3

                                 DIRECT CHARGES

3.1 The General Partner will charge the Project Account with the following items:

      (a) Contractor's Charges. All proper Costs relative to the Project Operations incurred under contracts entered into by the General Partner with third parties in accordance with the terms of the Agreement;

      (b)     Labour Charges.
              (i) the salaries and wages of Employees in an amount calculated by taking the full salary or wage of each Employee multiplied by that fraction which has as its numerator the total time for the month that the Employees were directly engaged in the conduct of Project Operations and as its denominator the total normal working time for the month of the Employee,

              (ii)           the Reasonable Expenses of the Employees, and

              (iii) Employee Benefits and government contributions in respect of the Employees in an amount proportionate to the charge made to the Project Account in respect to their salaries and wages;

      (c)     Office Maintenance.

              (i) the cost or a pro rata portion of the cost, as the case may be, of maintaining and operating the offices, charged to the Project Account on the following basis:

                   (A) the expenses of maintaining and operating Field Offices, less any revenue therefrom; and

                   (B) that portion of maintaining and operating the supervision offices which is equal to

                            (I) the anticipated total operating expenses of the Supervision
                                             Offices for the year,

                                divided by

                            (II) the anticipated total staff man-days for the Employees whether in connection with the Project Operations or not,

                                multiplied by

                            (III) the actual time spent on the Project Operations by the
                                             Employee expressed in man-days,

              (ii) without limiting generality, the anticipated total Operating Expenses of the Supervision Offices will include

                   (A) the salaries and wages of the General Partner's Personnel which have been directly charged to those offices,

                   (B) the reasonable expense of the Personnel, And

                   (C) employee benefits and government contributions in respect of Personnel,

              (iii) the General Partner will make an adjustment in respect of the office maintenance cost forthwith after the end of each Fiscal Period upon having determined the actual total staff man-days invoiced; and

              (iv) Material. Material purchased or furnished by the General Partner for use on the Project;

      (d) Transportation Charges. The cost of transporting Employees and Material necessary for the Project Operations,

      (e)     Service Charges and Interest.

              (i) cost of services and utilities procured from outside sources,

              (ii) use and service of equipment and facilities furnished by the General Partner, and

              (iii) any bank charges or interest on monies borrowed by the General Partner for Project Operations,

      (f) Damages and Losses to Joint Property. All costs necessary for the repair or replacement of assets made necessary because of damages or losses incurred by fire, flood, storm, theft, accident or other causes. The General Partner will furnish the Limited Partner with written particulars of the damages or losses incurred as soon as practicable after the damage or loss has been discovered. The proceeds, if any, received on claims against any policies of insurance in respect of those damages or losses will be credited to the Project Account;

      (g) Legal Expenses. All costs of handling, investigating and settling litigation or recovering the assets, including, without limiting generality, attorney's fees, court costs, costs of investigation or procuring evidence and amounts paid in settlement or satisfaction of any litigation claims and for the services of the General Partner's outside solicitors in connection with the Project;

      (h) Taxes. All taxes, duties or assessments of every kind and nature (except income taxes) assessed or levied upon or in connection with a property, the Project Operations thereon, or the production therefrom, which have been paid by the General Partner for the benefit of the Partnership and the Limited Partners;

      (i)     Insurance.  Net premiums paid for

              (i) such policies of insurance on or in connection with the Project Operations as may be required to be carried by law, and

              (ii) such other policies of insurance as the General Partner may carry for the protection of the Partnership in accordance with the Agreement, and the applicable deductibles in the event of an insured loss,

      (j) Rentals. Fees, rentals and other similar charges required to be paid for acquiring, recording and undertaking and maintaining permits, mineral claims and mining leases and rentals and royalties which are paid as a consequent of the Project Operations;

      (k) Permits. Permit costs, fees and other similar charges which are assessed by various governmental agencies;

      (l) Other Expenditures. Such other costs and expenses which are not covered or dealt with in the foregoing provisions of this as are incurred with the approval of the Board of Directors of the General Partner for the necessary and proper conduct of the Project Operations or as may be contemplated in the Agreement.

                                      PART 4

                              PURCHASE OF MATERIAL

4.1 The General Partner will purchase all Materials and procure all services required in the Project Operations.

4.2 Material purchased and services procured by the General Partner directly for the Project Operations will be charged to the Project Account at the price paid by the General Partner less deduction for all discounts actually received.

4.3 So far as it is reasonably practical and consistent with efficient and economical operations, the General Partner will purchase, furnish or otherwise acquire only such Material and other assets as may be required for immediate use and the General Partner will attempt to minimize the accumulation of surplus stocks of Materials.

4.4 The General Partner will be entitled to supply for use in connection with the Project Operations equipment and facilities which are owned by the General Partner and charge the Project Account with such reasonable costs which is commensurate with the ownership and use thereof.

                                    PART 5

                              DISPOSAL OF MATERIAL

5.1 The General Partner may, from time to time, sell any material which has become surplus to the foreseeable needs of the Project Operations for the best price and upon the most favourable terms and conditions available.

5.2 Upon wind-up of the Partnership, the General Partner may approve the division of any Material held by the General Partner at that date between the Limited Partners in kind or the Material may be taken by a Limited Partner in lieu of a portion of its proportionate share of the net revenues received from the disposal of the assets and property. If the distribution to the Limited Partner be in lieu of a cash distribution, it will be for such price and on such terms and conditions as the General Partner may approve.

5.3 The net revenues received from the sale of any material to third parties or to a Limited Party will be credited to the Project Account.

                                    PART 6

                                 INVENTORIES

6.1   The General Partner will maintain records of Material in detail.

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                                     - 6 -

6.2 The General Partner will perform counts from time to time at reasonable intervals.

6.3 Forthwith after performing a Count, the General Partner will reconcile the Count with the Project Account and provide the Limited Partners with a statement listing the overages and shortages. The General Partner will not be held accountable for any shortages of inventory except such shortages as may have arisen due to a lack of diligence on the part of the General Partner.

                                   PART 7

                             GOVERNMENT GRANTS

7.1 Government grants will be credited to the Partnership's Deferred Project Costs account and not accounted for as a capital contribution of any Partner. If such grants exceed the debit balance in the Deferred Project Costs account or other capitalized asset account, the amount shall be credited to a quasi-liability account if the grant is conditionally repayable or to a contributed surplus account if it is not.

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                                SCHEDULE 3

               PERSONS ENTITLED TO SUBSCRIBE FOR CLASS B UNITS

Dynamotive Energy Systems Ltd.                             22,500
Magellan Aerospace Corp.                                    6,000
Ontario Power Generation                                    1,500
                                                          -------
                                                           30,000

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